
Helen Frankenthaler (b. 1928 - d. 2011)
As of September 2023, large-format colorful examples that employ soak-stain from the 1970s account for nine of Helen Frankenthaler's top ten auction records, and her average painting price grew from $720,286 in 2022 to $1,007,233 in 2023 to date.
INVESTMENT THESIS
Initial Offering Price
$2,054,000
Offering Circular
sec.gov
Similar Sales
Record Price
Repeat Sales
$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
11
13
15
17
19
21
23
Price Appreciation of Similar Works
16.6%
Sharpe Ratio (1996-2023)
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Helen Frankenthaler
▲1.70
All Art
0.43
S&P 500
0.49
0% Progress
MEMBERS ONLY



Helen Frankenthaler

(b. 1928 - d. 2011)

Why we like this offering

1. In 1974, Helen Frankenthaler rented a summer studio at Shippan Point in Stamford, Connecticut, facing the Long Island Sound. The experience was so formative that she returned to the same studio in 1979 for another summer and continued this practice through much of the 1980s. The view from her Shippan Point studio inspired a series of paintings between 1974 and 1987 which the Artwork belongs to.
2. Auction records for artworks similar in scale, style, and period are led by *Eye of the Storm* (1984), which sold for $2,440,000 in October 2021, and *On the Road* (1980), which sold for $1,875,000 in May 2023.
3. Helen Frankenthaler's Shippan Point-inspired paintings are distinguished by their allusions to the Long Island Sound's natural landscape through their horizontal compositions and rich oceanic and dark earth-tone palettes.
4. Helen Frankenthaler created an original painting technique she frequently referred to as "soak-stain," which involved pouring layers of thinned paint onto raw, unprimed canvas on the floor of her studio. In the 1960s, Frankenthaler transitioned from oil to acrylic paint, a faster-drying medium that left less translucency between her layers of poured paint.
5. The Artwork is a horizontal canvas painting in a predominantly dark green and black soak-stain palette. On the surface of the soaked canvas, contrasting thick and opaque beige, violet, pink, yellow, and white brushstrokes accentuate the depth and horizontality of the composition.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$27,831,061	46	$6,700,000

Turnover by Year


27.8M
20.9M
13.9M
7M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
52
39
26
13
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$2,054,000**
Offering Circular	sec.gov/edgar

Painting







About Helen Frankenthaler

Helen Frankenthaler (b. 1928 - d. 2011) was a prominent member of the second generation of postwar American abstract painters. In 1952, Frankenthaler developed her “soak-stain” technique, where thinned oil paint was poured directly onto an unprimed canvas to create large fields of color. The breakthrough is credited as playing a pivotal role in the transition from Abstract Expressionism to Color Field Painting. The artist’s body of work has had a profound impact on contemporary art that continues to grow.

INVEST NOW

HELEN FRANKENTHALER

b. 1928 – d. 2011, UNITED STATES



Acrylic on canvas | 50 × 95.30 in. (127 × 242 cm.)

Helen Frankenthaler was one of the most important and influential American Abstract Expressionist artists of the 20th century.

$2,054,000 INITIAL OFFERING	
16.6% ANNUAL APPRECIATION OF SIMILAR WORKS (SINCE 2011)[1,2]	13.4% ANNUAL APPRECIATION OF MEDIAN REPEAT SALES[3]
▲1.70 SHARPE RATIO[4]	12.7% ANNUAL GROWTH OF RECORD PRICE[5]

In 1974, Helen Frankenthaler rented a summer studio at Shippan Point in Stamford, Connecticut, facing Long Island Sound. The experience was so formative that she returned to the same studio in 1979 for another summer and continued this practice through much of the 1980s. The view from her Shippan Point studio inspired a series of paintings between 1974 and 1987. Helen Frankenthaler's Shippan Point-inspired paintings are distinguished by their allusions to Long Island Sound's natural landscape through their horizontal compositions and rich oceanic and dark earth-tone palettes. Helen Frankenthaler created an original painting technique she frequently referred to as "soak-stain," which involved pouring layers of thinned paint onto raw, unprimed canvas on the floor of her studio. In the 1960s, Frankenthaler transitioned from oil to acrylic paint, a faster-drying medium that left less translucency between her layers of poured paint. The Artwork is a horizontal canvas painting in a predominantly dark green and black soak-stain palette. On the surface of the soaked canvas, contrasting thick and opaque beige, violet, pink, yellow, and white brushstrokes accentuate the depth and horizontality of the composition. Auction records for artworks similar in scale, style, and period are led by Eye of the Storm (1984), which sold for $2,440,000 at Sotheby's online on October 1, 2021, followed by On the Road (1980), which sold for $1,875,000 at Phillips New York on May 17, 2023, and Lake Placid (1989), which sold for $1,109,000 at Christie's New York on November 11, 2015.

Helen Frankenthaler has been the subject of numerous exhibitions and publications. Important monographs about the artist include Frankenthaler by Barbara Rose (1972), Frankenthaler by John Elderfield (1989), and Frankenthaler: A Catalogue Raisonné, Prints 1961–1994 by Suzanne Boorsch and Pegram Harrison (1996). Retrospectives about the artist have been organized by the Jewish Museum in New York (1960), the Whitney Museum of American Art in New York (1969), and the Museum of Modern Art in New York, which traveled to the Modern Art Museum of Fort Worth, the Los Angeles County Museum of Art, and the Detroit Institute of Arts (1989). Frankenthaler's paintings are also held in prestigious private and public collections, including the Art Institute of Chicago, the Brooklyn Museum, the Cooper-Hewitt Smithsonian Design Museum in New York, the Tate in London, the Los Angeles County Museum of Art, the National Gallery of Art in Washington D.C., the Museum of Modern Art in New York, the Whitney Museum of American Art in New York, the Hirshhorn Museum and Sculpture Garden in Washington D.C., the Metropolitan Museum of Art in New York, the Museo Tamayo in Mexico City, and the Victoria and Albert Museum in London, among many others. The artist's auction records are currently led by Royal Fireworks (1975), which sold for $7,895,300 at Sotheby's New York on June 29, 2020, Dream Decision (1976), which sold for $5,894,100 at Sotheby's New York on November 19, 2021, and Circe (1974), which sold for $4,769,000 at Sotheby's New York on May 19, 2022.

AS OF MAY 23, 2023, THE ARTIST HAS SEEN SIGNIFICANT INCREASES IN PRICES REALIZED AT AUCTION IN RECENT YEARS, AND HER AUCTION RECORDS ARE LED BY PAINTINGS SOLD OVER THE PREVIOUS TWO YEARS: *ROYAL FIREWORKS* (1975), WHICH SOLD ON JUNE 29, 2020 AT SOTHEBY'S NEW YORK FOR $7,895,300, *DREAM DECISION* (1976), WHICH SOLD AT SOTHEBY'S, NEW YORK ON NOVEMBER 19, 2021 FOR $5,894,100, AND *CIRCE* (1974), WHICH SOLD FOR $4,769,000 AT SOTHEBY'S, NEW YORK, ON MAY 19, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$3M
$2.3M
$1.5M
$0.8M
1995
1997
1999
2001
2003
2005
2008
2010
2012
2014
2016
2019
2021
2023

Helen Frankenthaler (b. 1928, New York, NY; d. 2011, Darien, CT) was a leading twentieth-century American artist internationally recognized for her influence on Post-war American abstraction's transition from Abstract Expressionism to Color Field painting. Born and raised in New York City, Frankenthaler began her art education under the guidance of the Mexican Surrealist painter Rufino Tamayo at the Dalton School, a prestigious prep school. In 1949, she received a bachelor of fine arts from Bennington College in Vermont, where she studied with the American painter Paul Feeley. Upon graduating, she returned to New York and briefly studied art history at Columbia University before pursuing her studio practice full-time and taking classes with the Abstract Expressionist painter Hans Hofmann. In 1951, Frankenthaler held her first solo exhibition at Tibor de Nagy Gallery in New York and was included in the famous 9th St. Exhibition of Paintings and Sculpture exhibition. The artist's unique "soak-stain" technique of pouring thinned paint onto a raw, unprimed canvas on the floor of her studio first appeared in her influential painting Mountains and Sea (1952). The painting served as a catalyst for the Color Field school of painting, inspiring the renowned artists Morris Louis and Kenneth Noland. Her career quickly gained momentum; she placed first at the Premiere Biennale de Paris in 1959 and was featured alongside Ellsworth Kelly, Roy Lichtenstein, and Jules Olitski in the American pavilion at the Venice Biennale in 1966. In the 1960s, she began employing faster-drying acrylic paint, which led to more saturated and dense compositions. In addition to painting, Frankenthaler experimented with ceramics, sculpture, tapestry, and printmaking. She received numerous honors and awards for her contributions to twentieth-century art, including the National Medal of Arts in 2001. She also served on the National Council on the Arts of the National Endowment for the Arts from 1985 to 1992, was a member of the American Academy of Arts and Letters from 1974 to 2011 and served as its Vice-Chancellor in 1991, and was appointed an Honorary Academician of the Royal Academy of Arts, London, in 2011. Frankenthaler died on December 27, 2011, in Darien, Connecticut.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Helen Frankenthaler with the following criteria: Horizontal works on canvas created in the 1980s that measure between 40 inches by 40 inches and 105 inches by 105 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 14.1% CAGR implied from selected sales occurring from November 15, 1995 to May 17, 2023. Since January 1, 2010, the realized prices comprised by this set of transactions have increased at an estimated 16.6% CAGR implied from selected sales occurring from November 9, 2011 to May 17, 2023.

3. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Helen Frankenthaler is 13.4%, which is based on 35 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Helen Frankenthaler was May 8, 1984 and ending on the last date a repeat sale occurred for such artist, which in the case of Helen Frankenthaler was May 12, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

4. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Helen Frankenthaler has a risk-adjusted appreciation of 1.70. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

5. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Helen Frankenthaler have a record price compound annual growth rate ("CAGR") of 12.7% from May 9, 1984 to June 30, 2023. This calculation is based on (i) a record price of $60,000 on May 9, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $6,700,000, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.